Exhibit 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY OPENS IN

WEST HARTFORD, CONNECTICUT AND SALT LAKE CITY, UTAH

FOR IMMEDIATE RELEASE	CONTACT:	JILL PETERS
(818) 871-3000

Calabasas Hills, CA – November 2, 2007 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced the opening of its 135th and 136th Cheesecake Factory restaurants. The restaurants opened at the Blue Back Square in West Hartford, Connecticut and at the Fashion Place Mall in Salt Lake City, Utah, respectively, on November 1, 2007. The openings mark the Company’s 14th and 15th new restaurants opened in fiscal 2007 and are the Company’s initial restaurants in Connecticut and Utah.

The restaurants contain approximately 9,600 square feet and 270 seats at the West Hartford location and 10,200 square feet and 280 seats at the Salt Lake City location.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry. The Company operates 136 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and average annual unit sales of approximately $10.6 million. Grand Lux Cafe®, the Company’s second concept, has ten units in operation across the U.S. offering a broad menu of more than 150 items and average annual unit sales of approximately $12.6 million. The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 50 varieties of quality cheesecakes and other baked products. Additionally, the Company operates one self-service, limited menu express foodservice operation and licenses two bakery cafe outlets to another foodservice operator. For more information, please visit thecheesecakefactory.com.

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The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100